Exhibit 16(a)(2)
Call Option Notice
January __, 2008
[Name of Unit holder
Subject to the Call Option]
[Address]
Re:    Call Option Notice
Dear [insert name]:
All of your Units set forth below have been called for redemption at the price of $3.67 per Unit (the “Call Option Price”), pursuant to Section 11.1 of the Second Amended and Restated Certificates of Designations of Class 1 and/or Class 2 Units (“the CODs”) of JCM Partners, LLC. Pursuant to Section 2.1.8 of our Second Amended and Restated Operating Agreement, all of your Units set forth below have been cancelled. Additional information about why we are redeeming your Units is included in our Proxy Statement dated                     , 2007, a copy of which was mailed to you on                     , 2007 and is on file with the Securities and Exchange Commission.
Please find enclosed a check equal to the amount shown below. For JCM investors whose primary address is other than California, we have deducted from the enclosed check (i) amounts you owe us for tax withholding we paid to the California Franchise Tax Board (“FTB”) on your behalf1 (“California Withholding Re-payment”) and (ii) amounts we are required by the FTB to withhold from the sale of your Units to us (“California Withholding Tax”).2

Class 1 Units multiplied by $3.67 per unit:
Class 2 Units multiplied by $3.67 per unit:
Minus California Withholding Re-payment:
Minus California Withholding Tax:
Total amount of enclosed check:
By accepting the enclosed check, you shall be deemed to have represented to us that (i) you have good and marketable title to the redeemed Units, (ii) you own the Units free and clear of all liens, claims, security interests, options and charges whatsoever (“Encumbrances”), other than the

[1]	For further information, see Part I, Item 1-“Business-Possible Tax Consequences for Members-State Tax Returns” in our Form 10-K for the year ended December 31, 2006, a copy of which is on file with the SEC.

[2]	For further information, see Section 3.6.5 of our Proxy Statement referred to above.

Exhibit 16(a)(2)
Call Option Notice
     California Withholding Re-payment and (iii) we will acquire the entire right, title and interest in the redeemed Units free and clear of all such Encumbrances.
     If you have any questions regarding this notice, the enclosed check or the agreements and representations you will be making to us by accepting the enclosed check, please contact Investor Services at JCM Partners, LLC, P.O. Box 3000, Concord, California 94522-3000 (phone: (888) 880-1966).

Sincerely,

Gayle M. Ing
President and Chief Executive Officer